Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Reports Fourth Quarter and Fiscal Year 2006 Financial Results

CARLSBAD, Calif., April 17, 2007 (BUSINESS WIRE) – Orange 21 Inc. (Nasdaq:ORNG), a leading provider of premium eyewear products for the action sport and youth lifestyle markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

Three-Month Results

The Company’s net sales for the fourth quarter of 2006 increased 28% to $11.4 million compared to $8.9 million in the fourth quarter of 2005. LEM S.r.l. (“LEM”), the Company’s primary manufacturer which it acquired in January of 2006, accounted for $1.7 million of the total. Excluding the sales from LEM, the Company’s sales increased approximately 9% in the fourth quarter of 2006 compared to the fourth quarter of 2005. The Company reported a net loss for the fourth quarter of 2006 of approximately $4.0 million, or $0.49 per diluted share on 8.1 million weighted average shares outstanding, compared to a net loss of approximately $1.8 million, or $0.22 per diluted share on approximately 8.0 million weighted average shares outstanding in the same period a year ago.

Gross profit for the fourth quarter was $1.9 million or 17% of net sales, as compared to $3.7 million or 41% of net sales for the comparable period last year. The decrease in gross profit and gross profit as a percentage of sales is primarily due to increases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale.

Total operating expenses for the fourth quarter of 2006 were $7.2 million, or 63% of net sales, as compared to $6.2 million or 70% of net sales, for the comparable period last year. The increase in operating expenses is mainly due to increased point-of-purchase display expense, including increased depreciation expense of $0.7 million due to a reduction in depreciable lives of the point-of purchase displays to two years.

Full-Year Results

For the full year of 2006, net sales were $42.4 million, a 10% increase over 2005. LEM accounted for $4.5 million of the total. Excluding LEM, net sales declined slightly by 1.8% from 2005. The Company reported a net loss for the year of $7.3 million or $0.90 per diluted share on approximately 8.1 million weighted average shares outstanding. This compares to a net loss of approximately $1.7 million or $0.21 per diluted share on approximately 8.0 million weighted average shares outstanding in 2005.

Gross profit for the full year was $17.5 million or 41% of net sales, as compared to $18.9 million or 49% of net sales for the comparable period last year. The decrease in gross profit and gross profit as a percentage of sales is primarily due to increases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale of approximately $3.0 million.

Cash, cash equivalents and short-term investments at December 31, 2006 totaled approximately $3.5 million compared to $8.1 million at December 31, 2005. At year-end 2006, $1.7 million of cash and cash equivalents was restricted as collateral for an outstanding letter of credit and future earn-out payments for the purchase of LEM.

Business Status and Outlook

Mark Simo, Co-Chairman and CEO, offered the following comments on the results and the state of the business:

“The results that we are reporting today we believe represent the first step in restructuring the company and moving ahead to profitable growth. Our reported loss reflects our decision to stop marketing unproductive inventory – a result of off-brand designs and production in the past two years – and generally simplifying the business to create the right base for future comparisons. We are now moving forward with a focused strategy and the goal, we believe realizable, of creating business stability in 2007 and growth in 2008.”

“After six months as CEO, I feel confident in saying that our brand is very strong and will serve as the cornerstone for an exciting era of continued growth at Orange 21. Our problems in 2006 were the result of some off-brand strategic initiatives and failures in execution. In response, we are simplifying the business, tightening up strategy, and upgrading execution. We believe that we are making progress on all fronts.”

“Since I arrived we have:

•	focused the product line, dramatically reducing SKUs, reducing our exposure in off-brand fashion lines, and re-orienting to serve our core action sports customer;

•	eliminated the apparel business, except for a small amount of collateral product that our dealers want for brand-building purposes;

•	shifted the focus of our international expansion to the core European markets where we can have a significant impact;

•	significantly increased production efficiency at LEM;

•	changed production schedules to ensure that we are in stock on key styles and can satisfy dealer demand as we head into peak season;

•	strengthened the balance sheet through securing a new credit facility; and

•	eliminated distractions by settling the Oakley and Class Action lawsuits.

“Based on these initiatives, we are seeing encouraging signs from this year’s sunglass season (our most significant product from both a revenue and profit perspective). We are seeing a good response to our more focused product offering, and we are making progress on re-energizing our dealer base, by offering them the right product and having it in stock to meet their needs. We have introduced several new core action sports styles and our sell through on these new styles is particularly encouraging, showing, I believe, the continued intrinsic strength of the brand.”

“Going forward, I want to emphasize that the turnaround is not yet complete and that we will be working on it through the balance of the year. Our goal, once again, is to demonstrate stability (not growth) this year in a focused, streamlined business. For example, we will continue to evaluate how we manage our point-of-purchase displays, which could result in additional non-cash charges later in 2007. Also, we will be undertaking new initiatives later in the year to further streamline execution, with the goal of shortening lead times in production and increasing both sales force and production efficiency. We will be focused closely on the goal of producing, marketing, and selling our core product, to our core customer, through our core distribution channel, through the balance of 2007.”

John Pound, Orange 21’s Co-Chairman, commented, “I continue to be enthused about my partnership with Mark and the future of Orange 21. Mark’s energy and enthusiasm are apparent by virtue of what we have accomplished in a relatively short period of time. He has brought a core entrepreneurial focus back to the Company, and I believe that we have a promising future based on his leadership. I look forward to continuing to partner with him as we work to stabilize the business through the balance of 2007, and I am excited to begin the process of growth, based on a stabilized business platform.”

Mr. Pound added, “As I mentioned during the last quarter’s announcement, the Company will not be giving guidance at this time. We feel that the focus of the Company has to be on developing long-term stability and value, and we don’t feel it’s the right time to become involved in the external guidance process. We will monitor our progress in the coming quarter and keep you apprised.”

Investor Conference Call

As previously announced, the Company will host a conference call at 8:00 am Pacific time (11:00 am Eastern time) tomorrow, Wednesday, April 18, 2007, to review its financial results for the fiscal quarter and year ended December 31, 2006. The dial-in number for the call in North America is 1-800-798-2796 and 1-617-614-6204 for international callers. The participant pass code is 36279746. The call also will be webcast live on the Internet and can be accessed by logging onto www.orangetwentyone.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 10:00 am Pacific time (1:00 pm Eastern Time) on April 18, 2007. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 45209319.

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic ™, manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding the stabilization of the business, growth prospects, achievement of efficiencies in manufacturing, strength of the Company’s brand, increased productivity at LEM and shift of the international business focus are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected by the domestic and global economy, such as changes in interest and currency rates; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

Orange 21 Inc. and Subsidiaries

Consolidated Balance Sheet

	December 31,
	2006	2005
	(in thousands, except number of shares and per share amounts)
Assets
Current assets
Cash and cash equivalents	$1,279	$2,669
Restricted Cash	1,728	—
Short-term investments	500	5,478
Accounts receivable, net	10,014	9,142
Inventories, net	9,276	11,206
Prepaid expenses and other current assets	1,533	1,374
Income taxes receivable	606	239
Deferred income taxes	1,827	1,513

Total current assets	26,763	31,621
Property and equipment, net	8,042	4,636
Goodwill	8,727	—
Intangible assets, net of accumulated amortization of $376 and $396 at December 31, 2006 and 2005, respectively	530	484
Deferred income taxes	1,575	126
Other long-term assets	69	1,390

Total assets	$45,706	$38,257

Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	2,976	—
Current portion of capital leases	410	20
Current portion of notes payable	1,141	—
Accounts payable	6,418	1,643
Accrued expenses and other liabilities	3,513	2,350
Deferred purchase price obligation	1,020	—

Total current liabilities	15,478	4,013
Notes payable, less current portion	593	—
Capitalized leases, less current portion	647	13
Deferred income taxes	300	—

Total liabilities	17,018	4,026
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,100,564 and 8,084,314 shares issued and outstanding at December 31, 2006 and 2005, respectively	1	1
Additional paid-in-capital	36,336	36,100
Accumulated other comprehensive income	1,505	32
Accumulated deficit	(9,154)	(1,902)

Total stockholders’ equity	28,688	34,231

Total liabilities and stockholders’ equity	$45,706	$38,257

Orange 21 Inc. and Subsidiaries

Consolidated Statement of Operations

	Year Ended December 31,
	2006	2005	2004
	(in thousands, except per share figures)
Consolidated Statements of Operations Data:
Net sales	$42,406	$38,568	$33,563
Cost of sales	24,939	19,685	15,530

Gross profit	17,467	18,883	18,033
Operating expenses:
Sales and marketing	14,483	12,859	10,392
General and administrative	9,371	6,273	4,563
Shipping and warehousing	1,768	1,445	990
Research and development	1,003	673	512

Total operating expenses	26,625	21,250	16,457

Income (loss) from operations	(9,158)	(2,367)	1,576
Other income (expense):
Interest income (expense)	(241)	312	(398)
Foreign currency transaction gain (loss)	(53)	119	528
Other income (expense)	(129)	(8)	35

Total other income (expense)	(423)	423	165

Income (loss) before provision (benefit) for income taxes	(9,581)	(1,944)	1,741
Provision (benefit) for income taxes	(2,329)	(236)	934

Net income (loss)	$(7,252)	$(1,708)	$807

Net income (loss) per share of Common Stock
Basic	$(0.90)	$(0.21)	$0.17

Diluted	$(0.90)	$(0.21)	$0.16

Shares used in computing net income (loss) per share of Common Stock
Basic	8,089	8,017	4,643

Diluted	8,089	8,017	4,973

CONTACT at the Company:

Jerry Collazo, CFO, 760-804-8420